Execution Copy

AGREEMENT RE: SECURED NOTES

THIS AGREEMENT RE: SECURED NOTES (this “Agreement”) is made and entered into as of January 22, 2019, among HC2 Station Group, Inc., a Delaware corporation, and HC2 LPTV Holdings, Inc., a Delaware corporation (each a “Borrower” and, together, the “Borrowers”), Great American Life Insurance Company, an Ohio corporation (“GALIC”) and Great American Insurance Company, an Ohio corporation (“GAIC”; each of GALIC and GAIC, a “Lender” and, collectively, the “Lenders” and, together with the Borrowers, each a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, on August 7, 2018, the Parties entered into a Secured Note attached as Exhibit A hereto pursuant to which the Lenders loaned $35 million aggregate principal amount to the Borrowers, on the terms set forth therein (as amended hereby, the “Original Secured Note”);
WHEREAS, the Borrowers wish to borrow an additional $7.5 million, and the Parties wish to execute a new Secured Note in an aggregate principal amount of $7.5 million in the form of Exhibit B hereto, with terms (other than aggregate principal amount) substantially consistent with the Original Secured Note (the “New Secured Note” and, together with the Original Secured Note, the “Secured Notes”);
WHEREAS, the Parties wish to amend the Original Secured Note as set forth herein to, among other things, permit the issuance of the New Secured Note and to permit the issuance of certain additional secured notes on the terms set forth herein (each, an “Additional Secured Note” and, collectively, the “Additional Secured Notes”); and
WHEREAS, in consideration for the issuance of the New Secured Note and the amendments to the Original Secured Note, the Borrowers wish to pay the Lenders a fee as set forth herein.
Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in Original Secured Note.
In consideration of the premises, the mutual covenants, and the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant, agree represent, as applicable, as follows:
Section 1. Certain Amendments to the Original Secured Note.
(a) Amendments.
(i) The following defined terms contained in the Original Secured Note are hereby amended and restated in their entirety as follows:

“Permitted Indebtedness” means (i) the indebtedness incurred pursuant to (a) this Note, (b) the US $7,500,000 secured note, dated as of January 22, 2019, among the Borrowers and the Lenders and (c) any additional notes secured by the Collateral in an aggregate principal amount not to exceed $7,500,000, (ii) indebtedness in respect of Capital Lease Obligations and Purchase Money Obligations, in an aggregate principal amount not to exceed $5,000,000, financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by any Borrower after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset and (iii) subordinated intercompany indebtedness between the Borrowers.
“Permitted Liens” means (i) Liens securing indebtedness incurred pursuant to clause (i) of the definition of “Permitted Indebtedness,” (ii) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under real estate lease or license arrangements entered into in the ordinary course of business of the Borrowers, (iii) inchoate mechanics and similar Liens for labor, materials or supplies to the extent securing amounts which are not yet due and payable, (iv) Liens under Capital Lease Obligations, provided, that (1) any such Lien attaches to such property concurrently with the acquisition thereof and (2) such Lien attaches solely to the property so acquired in such transaction (and the proceeds therefrom), (v) Liens for taxes, assessments and other governmental charges or levies (1) not yet due or for which installments have been paid based on reasonable estimates pending final assessments or (2) the validity, applicability or amount of which is being contested diligently and in good faith by appropriate proceedings by that Person and in respect of which adequate reserves under GAAP are established and maintained and (vi) Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment.
Section 2. Fees and Expenses.
(a) Fees. As consideration for the Lenders’ agreement to fund the New Secured Note and amend the Original Secured Note as set forth herein, the Borrowers jointly and severally agree to pay, at the time of funding of the New Secured Note, the Lenders an aggregate fee equal to the amount set forth on Schedule I hereto.
(b) Expenses. The Borrowers jointly and severally agree to pay to the Lenders the costs and expenses (excluding, for the avoidance of doubt, net income and other taxes) incurred by the Lenders, including legal fees, in connection with (i) preparation, negotiation, and execution of this Agreement, the New Secured Note and any other documents executed in connection herewith, (ii) the transactions contemplated by this Agreement, including, but not limited to amendments to the Original Secured Note, and any other document executed in connection herewith, (iii) monitoring a Lender’s rights with respect to its obligations under this Agreement and (iv) the issuance of any Additional Secured Notes.

Section 3. Additional Secured Notes.
(a) Issuance of Additional Secured Notes. Notwithstanding anything to the contrary herein or in the Secured Notes, without the consent of or prior notice to the Lenders, the Borrowers shall be permitted to issue one or more Additional Secured Notes to one or more additional lenders (each, an “Additional Lender” and, collectively, the “Additional Lenders”) secured by the same Collateral as the Secured Notes and otherwise on substantially the same terms as the Secured Notes (including an interest rate not to exceed 8.5% per annum, a default rate not to exceed 2.0% per annum and a maturity date not earlier than the Maturity Date of the Original Secured Note) and in an aggregate principal amount not to exceed $7.5 million.
(b) Collateral Matters.
(i) The obligations of each Lender and any Additional Lender under the Secured Notes and any Additional Secured Note, respectively, shall be secured by the Collateral on a pari passu basis, with any proceeds from the Collateral however received to be distributed (after deducting any reasonable costs and expenses incurred by any Lender in connection with the administration or disposition of Collateral or any proceeds therefrom) among the Lenders and any Additional Lender pro rata in accordance with the respective obligations then outstanding under the Secured Notes and any Additional Secured Note, as applicable.
(ii) Only the Lenders may act or refrain from acting with respect to the Collateral or any proceeds therefrom. Without the express written consent of the Lenders, no Additional Lender shall attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral (provided, however, that the foregoing shall not prohibit any Additional Lender from taking any action to perfect its security interest in the Collateral, including by filing UCC financing statements).
(iii) Neither Lender shall have by reason of this Agreement or any other related document a fiduciary relationship with respect to any Additional Lender, and each Additional Lender hereby waives and releases each Lender from all claims and liabilities arising pursuant to any Lender’s role under this Agreement or any related document.
Section 4. Representations and Warranties.
(a) Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as of the date hereof as follows:
(i) Each Borrower is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which such Borrower does a material volume of business.

(ii) Each Borrower has full power and authority to execute and deliver this Agreement and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action of the board of directors of such Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of this Agreement, and each Borrower is in compliance with all Laws and regulatory requirements to which it is subject.
(iii) This Agreement constitutes the valid and legally binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms.
(iv) There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of each Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on such Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement.
(v) The financial statements of each Borrower as of and for the fiscal quarter and nine months ended September 30, 2018 previously delivered to the Lenders fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of such Borrower in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(vi) Except as disclosed to the Lenders on Schedule 7.3(d) to the New Secured Note, (a) there is no action, claim, notice of violation, order to show cause, complaint, investigation, or proceeding involving any Borrower pending or, to the knowledge of any Borrower threatened before any court or Governmental Authority, agency or arbitration authority or (b) there is no outstanding decree, decision, judgment, or order that has been issued by any court, Governmental Authority, agency or arbitration authority against such Borrower or its FCC Licenses.
(vii) (a) Each of the FCC Licenses issued to any Borrower is valid, binding, in full force and effect, and enforceable by such Borrower in accordance with its terms; (b) any Borrower that is the holder of each such FCC License has performed all obligations thereunder in all material respects and has not received written notice of intention to terminate any FCC License or written notice alleging a material default (other than letters of default that have been rescinded or with respect to defaults that have been cured or waived); and (c) no event caused by, relating to or affecting any Borrower that is the holder of an FCC License has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a Material Adverse Change by any Borrower of the terms of such FCC License, the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations, written policies, orders and decisions of the Federal Communications Commission (“FCC”) adopted under the Communications Act, in each case as from time to time in effect (the “FCC Rules”).

(viii) Except for proceedings affecting the broadcasting industry generally, neither Borrower is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC, or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any such Person or give rise to any order of forfeiture that would reasonably be expected to have a Material Adverse Change. Neither Borrower has any reason to believe that the FCC Licenses issued to any Borrower will not be renewed in the ordinary course. Each Borrower has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to the FCC Rules. No licenses, authorizations, permits or other rights other than the FCC Licenses are required under the Communications Act or the FCC Rules to operate the respective businesses of the Borrowers in substantially the manner it is being operated as of the date of this Agreement.
(ix) No representation or warranty by any Borrower in this Agreement or in any of the other documents or instruments executed in connection herewith and no statement contained any certificate or other document furnished or to be furnished to the Lenders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
(b) Representations and Warranties of the Lenders. Each Lender hereby represents and warrants as of the date hereof as follows:
(i) Each Lender is a corporation, duly organized, validly existing and in good standing under the Laws of Ohio and has the power and authority to own its property and to carry on its business in each jurisdiction in which such Lender does a material volume of business.
(ii) Each Lender has full power and authority to execute and deliver this Agreement and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action of such Lender. No consent or approval of any public authority or other third party is required as a condition to the validity of this Agreement, and each Lender is in compliance with all Laws and regulatory requirements to which it is subject.
(iii) This Agreement constitutes the valid and legally binding obligation of each Lender, enforceable against such Lender in accordance with its terms.
(iv) There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of each Lender and no provision of any existing agreement, mortgage, indenture or contract binding on such Lender or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement.
Section 5. Miscellaneous.

(a) Notices.
(i) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing and shall be given by personal delivery or nationally recognized overnight courier, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:
If to the Borrowers:
HC2 Station Group, Inc.
c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attn: Rebecca Hanson
HC2 LPTV Holdings, Inc.
c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attn: Rebecca Hanson
If to the Lenders:
Great American Life Insurance Company and
Great American Insurance Company
c/o American Money Management Corporation
301 East Fourth Street
27th Floor
Cincinnati, Ohio 45202
Attn: Tom Keitel and Tim Shipp
With copies to:
Great American Insurance Company
c/o American Money Management Corporation
301 East Fourth Street
27th Floor
Cincinnati, Ohio 45202
Attn: John S. Fronduti and Mark A. Weiss
(ii) Notices are deemed received (a) when delivered, if personally delivered, and (b) on the next Business Day after tender for delivery if delivered by reputable overnight courier service.
(b) Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED

HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES WHICH WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK.
(c) Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the state and federal courts located in the State of New York, County of New York, Borough of Manhattan and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against any Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.
(d) Venue. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in the foregoing paragraph and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.
(f) Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single instrument. This Agreement and the Secured Notes constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(g) Successors and Assigns. This Agreement may be assigned by the Lenders to any Person who is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code, as amended; provided that, any such assignment or transfer shall be evidenced by the execution of a joinder or counterpart to this Agreement in the name of the assignee or transferee with terms and conditions identical to those herein. The Borrowers may not assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the Lenders.
(h) Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the Borrowers and the Lenders (and the Lenders’ respective permitted assigns). Each Additional Lender under any Additional Secured Note shall be an express third party beneficiary of, and may enforce, the provisions of Section 3 of this Agreement.

(i) Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(j) Amendments and Waivers. No term of this Agreement may be waived, modified or amended except by an instrument in writing signed by all of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Section 3 may not be amended without the written consent of each Additional Lender, if any, which consent shall not be unreasonably withheld, conditioned or delayed.
(k) Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.
(l) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of any Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.
(m) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(n) Further Assurances. The Parties irrevocably (i) consent to the transactions contemplated hereby and (ii) shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all assurances as may reasonably be necessary or desirable to give effect to the terms of this Agreement.

(o) Publicity; Confidentiality. Except as may be required by applicable Law, none of the Parties shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without prior written consent of the other Parties. If any announcement is required by applicable Law to be made by a Party, prior to making such announcement or disclosure such Party, to the extent reasonably practicable, will deliver a draft of such announcement to the other party and shall give the other party a reasonable opportunity to comment thereon. Notwithstanding anything to the contrary herein, the Parties may (i) disclose the terms and provisions of this Agreement in, and/or file this Agreement as an exhibit to, any report required to be filed with the Securities and Exchange Commission and (ii) publish, make, repeat or otherwise use any statement previously consented to by the other Parties unless and until another Party objects in writing to the use thereof.
(Signature Pages Follow)

IN WITNESS WHEREOF, the Borrowers have executed this Agreement as of the date first written above.
HC2 STATION GROUP, INC.
By:      /s/ Ivan P. Minkov
    Name:    Ivan P. Minkov
    Title:    Chief Financial Officer

HC2 LPTV HOLDINGS, INC.
By:      /s/ Ivan P. Minkov
    Name:    Ivan P. Minkov
    Title:    Chief Financial Officer

[Signature Page to Great American Agreement]

Accepted and agreed:
GREAT AMERICAN LIFE
INSURANCE COMPANY
By:      /s/ Mark F. Muething
    Name:    Mark F. Muething
    Title:    President

GREAT AMERICAN
INSURANCE COMPANY
By:      /s/ Stephen C. Beraha
    Name:    Stephen C. Beraha
    Title:    Assistant Vice President

[Signature Page to Great American Agreement]

Exhibit A:
Original Secured Note

(Incorporated herein by reference to Exhibit 10.1 to the Form 8-K, filed by HC2 Holdings, Inc. with the Securities and Exchange Commission on August 8. 2018)

A-1

Exhibit B:
Form of New Secured Note

(See attached.)

SECURED NOTE
US $7,500,000    January 22, 2019
FOR VALUE RECEIVED, HC2 Station Group, Inc., a Delaware corporation, and HC2 LPTV Holdings, Inc., a Delaware corporation (each a “Borrower” and, together, the “Borrowers”), hereby unconditionally promise, severally and jointly, to pay to each of Great American Life Insurance Company, an Ohio corporation (“GALIC”) and Great American Insurance Company, an Ohio corporation (“GAIC”; each of GALIC and GAIC, a “Lender” and, collectively, the “Lenders”), or its registered assigns, the respective aggregate principal amounts set forth on Annex I hereto, which amounts total Seven Million Five Hundred Thousand Dollars ($7,500,000), together with interest on the unpaid principal balance of this Secured Note (this “Note”) outstanding from time to time at a rate equal to Eight and a Half percent (8.50%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum (the “Interest Rate”).

1.	Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

1.1
“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

1.2
“Applicable Premium” means, with respect to prepayment of all or any portion of the Note pursuant to Section 4.2(a) on any prepayment date prior to February 6, 2019: 2.0% of the principal amount of the Note being prepaid.

1.3	“Borrower” and “Borrowers” have the meaning set forth in the introductory paragraph.

1.4	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

1.5
“Capital Lease” means any lease of personal property, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP, provided that if any operating lease is reclassified as a capital lease under GAAP subsequent to the date hereof or, if a lease entered into subsequent to the date hereof would have been classified as an operating lease if it existed on the date hereof, then such leases shall continue to be treated as an operating lease for all purposes hereunder.

1.6	“Capital Lease Obligations” means the obligations of lessee relating to a Capital Lease determined in accordance with GAAP.

1.7
“Common Stock Equivalents” means any securities of a Borrower or its subsidiaries which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock

1.8
“Material Adverse Change” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers, taken as a whole; (b) the validity or enforceability of this Note; (c) the ability of the Borrowers, taken as a whole, to perform their obligations under this Note or (d) any right or remedy of a Lender under this Note.

1.9	“Collateral” means:

(a)
All FCC Licenses and all proceeds from the sale, lease, assignment or transfer of such FCC Licenses to a third party to the fullest extent that the creation of a security interest in any such FCC License would be permitted by applicable Law as in effect in any applicable jurisdiction, including after giving effect to Section 9-408 of the Uniform Commercial Code as in effect in any applicable jurisdiction.

(b)
all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, payment intangibles, software, commercial tort claims, instruments, inventory, investment property, letter of credit rights, letters of credit, money and any supporting obligations related to any of the foregoing (each as defined in the Uniform Commercial Code of the State of New York (“UCC”)).

(c)	all books and records pertaining to the property described in this Section 1.8.

(d)	all Intellectual Property pertaining to the property described in this Section 1.8.

(e)
to the extent not otherwise included, all proceeds of the foregoing in whatever form, including, without limitation any insurance, indemnity, warranty or guaranty payable with respect to any Collateral, any awards or payments due or payable in connection with any condemnation, requisition, confiscation, seizure or forfeiture of any Collateral by any person acting under Governmental Authority or color thereof, and any damages or other amounts payable to Borrowers in connection with any lawsuit regarding any of the Collateral.

1.10
“Copyright” means all domestic and foreign copyrights, whether registered or not or the subject of a pending application, owned by the Borrowers, all applications, registrations and recordings thereof, and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

1.11
“Default” means any of the events specified in Section 8 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8 would, unless cured or waived, become an Event of Default.

1.12	“Default Rate” means, at any time, a rate per annum equal to the Interest Rate plus 2.00% per annum.

1.13	“Event of Default” has the meaning set forth in Section 8.

1.14	“FCC Licenses” means licenses, permits, and other authorizations granted by the Federal Communications Commission.

1.15	“GAAP” means generally accepted accounting principles in effect in the United States of America as in effect on the date of this Note applied on a consistent basis.

1.16
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

1.17	“Indemnified Person” has the meaning set forth in Section 10.1.

1.18	“Intellectual Property” means all intangible assets, intellectual property, Copyrights, Trademarks, and Patents.

1.19	“Interest Payment Date” means earlier of (a) the Maturity Date and (b) with respect to any portion of the Note that is prepaid prior to the Maturity Date, the applicable prepayment date.

1.20	“Interest Rate” has the meaning set forth in the introductory paragraph.

1.21
“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

1.22	“Lender” and “Lenders” has the meaning set forth in the introductory paragraph.

1.23	“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.

1.24	“Loan” means the principal amount outstanding under this Note together with accrued interest thereon.

1.25	“Maturity Date” means the earlier of (a) August 6, 2019, and (b) the date on which all amounts under this Note shall become due and payable.

1.26	“Note” has the meaning set forth in the introductory paragraph.

1.27
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) Business Days prior to the delivery thereof, certificate of incorporation, bylaws, or similar governing agreement with all current amendments or modifications thereto.

1.28	“Parent” means HC2 Broadcasting Intermediate Holdings Inc., a Delaware corporation.

1.29	“Parties” means the Lenders and the Borrowers.

1.30
“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, and other general intangibles of like nature, whether now existing or hereafter acquired, all applications, registrations and recordings thereof, and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof, in each case, to the extent owned by the Borrowers.

1.31
“Permitted Indebtedness” means (i) the indebtedness incurred pursuant to (a) this Note, (b) the US $35,000,000 secured note, dated as of August 7, 2018, among the Borrowers and the Lenders and (c) any additional notes secured by the Collateral in an aggregate principal amount not to exceed $7,500,000, (ii) indebtedness in respect of Capital Lease Obligations and Purchase Money Obligations, in an aggregate principal amount not to exceed $5,000,000, financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by any Borrower after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset and (iii) subordinated intercompany indebtedness between the Borrowers.

1.32
“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

1.33
“Permitted Liens” means (i) Liens securing indebtedness incurred pursuant to clause (i) of the definition of “Permitted Indebtedness,” (ii) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under real estate lease or license arrangements entered into in the ordinary course of business of the Borrowers, (iii) inchoate mechanics and similar Liens for labor, materials or supplies to the extent securing amounts which are not yet due and payable, (iv) Liens under Capital Lease Obligations, provided, that (1) any such Lien attaches to such property concurrently with the acquisition thereof and (2) such Lien attaches solely to the property so acquired in such transaction (and the proceeds therefrom), (v) Liens for taxes, assessments and other governmental charges or levies (1) not yet due or for which installments have been paid based on reasonable estimates pending final assessments or (2) the validity, applicability or amount of which is being contested diligently and in good faith by appropriate proceedings by that Person and in respect of which adequate reserves under GAAP are established and maintained and (vi) Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment.

1.34
“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such Person and (ii) the amount of such indebtedness does not exceed the lesser of 100% of the fair market value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

1.35
“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, which are the subject of a pending application, or now or hereafter owned, by the Borrowers, all applications, registrations and recordings thereof, and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized thereby.

2.	Disbursement Mechanics; Conditions to Disbursement.

2.1	Disbursement. The entire principal amount of the Note will be disbursed on the date of this Note. The Borrowers shall not have the right to redraw any amount prepaid hereunder.

2.2
Conditions to Disbursement. Each Lender’s obligation to make the disbursement of the principal sums set forth on Annex I hereto on the date hereof is subject to the condition precedent that such Lender shall have received, in form and substance satisfactory to such Lender, such documents, and the completion of such other matters, as such Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)	this Note duly executed; and

(b)
the Operating Documents and a good standing certificate of each Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) Business Days prior to the date hereof, together with duly authorized resolutions of the board of directors for each Borrower in form and substance acceptable to each Lender in its sole discretion.

3.	Interest.

3.1
Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Note shall bear interest at the Interest Rate from the date hereof until the Note is paid in full, whether at maturity, upon prepayment or acceleration, or otherwise.

3.2	Interest Payment. Interest shall be due and payable on the Interest Payment Date. All interest, if any, that may accrue after the Maturity Date shall be payable on demand.

3.3
Default Interest. If any amount payable hereunder (including, without limitation, interest and principal) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

3.4
Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall accrue on the date hereof, and shall not accrue on the day on which the Loan is paid.

3.5
Interest Rate Limitation. In no event whatsoever shall the amount of interest charged, taken or received hereunder exceed the maximum amount permitted by Law. If at any time and for any reason whatsoever, the Interest Rate payable under this Note shall exceed the maximum rate of interest permitted to be charged by the Lenders to the Borrowers under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law, and that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

4.	Final Payment Date; Prepayment.

4.1	Final Payment Date. The aggregate of the unpaid principal, all accrued and unpaid interest, and all other amounts payable, but unpaid, under this Note shall be due and payable on the Maturity Date.

4.2	Prepayment.

(a)	At any time prior to February 6, 2019, the Borrowers may on any one or more occasions voluntarily prepay the Note in whole or in part at a prepayment price equal to 100% of the principal amount of the Note being prepaid, plus the Applicable Premium as of, and accrued and unpaid interest on the principal amount of the Note being prepaid to, but not including, the date of prepayment.

(b)
At any time on or after February 6, 2019, the Borrowers may on any one or more occasions voluntarily prepay the Note in whole or in part at a prepayment price equal to 100% of the principal amount of the Note, plus accrued and unpaid interest on the principal amount of the Note being prepaid to, but not including, the date of prepayment.

(c)
Any such prepayment will be preceded by at least five (5) Business Day’s prior written notice, with such notice specifying the planned prepayment date and the Applicable Premium. Any such notice may be conditional.

(d)	Any such partial prepayment will be applied to the amounts held by each Lender on a pro rata basis based on the principal amount of the Note held thereby.

5.	Payment Mechanics.

5.1
Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America on the date on which such payment is due by wire transfer of immediately available funds to the applicable Lender’s account at a bank specified by such Lender in writing to the Borrowers from time to time. All payments hereunder shall be made without deduction or setoff of any kind, provided however, that if applicable Law requires the Borrowers to withhold or deduct any tax, levy or fee of any kind, such tax shall be withheld or deducted in accordance with such law. If the Borrowers’ are required to deduct any amount in respect of any tax, levy or fee of any kind, the Borrowers’ shall pay such additional amount so that, after deduction of any required amount, each Lender receives the full amount due hereunder; provided, however, the Borrowers shall not be required to pay any additional amounts with respect to taxes, levies or fees imposed on or measured by net income (however denominated) and similar taxes, levies or fees imposed on or measured by net income (however denominated).

5.2
Application of Payments. All partial payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued but unpaid interest, and third to the payment of the principal amount outstanding under this Note.

5.3
Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4
Rescission of Payments. If at any time any payment made by the Borrowers under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the Borrowers’ obligation to make such payment shall be reinstated as though such payment had not been made.

5.5	Right of Contribution. If any payment is made under this Note by a Borrower, including pursuant to a collection under Section 9:

(a)
Subject to Section 5.5(c), such Borrower shall be entitled to contribution in respect of such payment and shall be entitled to demand and enforce contribution in respect of such payment from each other Borrower which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Borrower pays its fair share of such payment.

(b)
If and whenever any right of reimbursement or contribution becomes enforceable by any Borrower against the other Borrowers, such Borrower shall be entitled, subject to and upon (but not before) the indefeasible payment in full to the Lenders by of all of the outstanding obligations of the Borrowers under this Note, to be subrogated to the security interest that may then be held by the Lenders upon the Collateral securing or purporting to secure the Note. If subrogation is demanded by any Borrower, then, after discharge of the Note following payment in full to the Lenders by of all of the outstanding obligations of the Borrowers under this Note, the Lenders shall deliver to the Borrower making such demand (at the cost of such Borrower) an instrument satisfactory to the Lenders transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Lenders then may hold in the Collateral securing the Note.

(c)
All rights and claims arising under this Section 5.5 shall be fully subordinated to the rights of the Lenders under this Note prior to the indefeasible payment in full to Lenders of the principal amount of, and interest on, the Note and the payment in full of all other outstanding obligations of the Borrowers under this Note. Prior to such payment, no Borrower may demand, enforce or receive any collateral security, payment or distribution whatsoever on account of any such right or claim.

6.	Security Interest.

6.1
Grant. Each Borrower, as collateral security for the prompt and complete payment and performance when due of the obligations of such Borrower hereunder, whether now existing or hereafter incurred, matured or unmatured, direct or indirect, primary or secondary or due or to become due, hereby grants to the Lenders a lien on and security interest in, all of such Borrower’s right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired.

6.2
Filings. Each Borrower hereby authorizes the Lenders to file, in any filing office as “Secured Party”, (a) financing statements, amendments to financing statements, and continuations thereof without such Borrower’s signature in accordance with the UCC and (b) financing statements and amendments to financing statements describing the Collateral as each Lender determines in its sole discretion, including financing statements listing “All Assets” in the collateral description therein.

6.3
Further Assurances; Expenses. Each Borrower shall (a) promptly, upon the reasonable request of the Lenders, and at the Borrowers’ expense, execute, acknowledge and deliver, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Note or otherwise necessary or deemed by the Lenders reasonably desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; and

(a)
Deliver or cause to be delivered to the Lenders from time to time such other documentation, instruments, consents, authorizations and approvals in form and substance reasonably satisfactory to the Lenders as the Lenders shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Note. Upon payment in full to Lenders by the Borrowers of all of the outstanding obligations of the Borrowers under this Note, each Lender shall take all action and execute and deliver all documents to immediately discharge and release all Liens granted under this Note.

7.	Covenants and Representations and Warranties.

7.1	Affirmative Covenants. Each Borrower covenants and agrees that it shall:

(a)
commencing with the fiscal quarter ending March 31, 2019, provide, or shall cause to be provided, to each Lender, as soon as available, but in any event within 90 days after the end of each fiscal quarter of each Borrowers and 120 days after the fiscal year of each Borrower, a balance sheet of each Borrower as at the end of such fiscal quarter or year, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter or year all in reasonable detail and prepared in accordance with GAAP (subject, in the case of quarterly statements, to usual year-end adjustments and the absence of full notes and deferred tax disclosure) together with a certification from an officer of each Borrower that such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of each Borrower in accordance with

GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)
provide to each Lender, promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority affecting Borrowers or any of their assets that has a claim for damages in excess of $1,000,000 or that could otherwise result in a cost, expense or loss to Borrowers in excess of $1,000,000;

(c)
provide to each Lender immediate written notice of any event, development of circumstance that would (with the passage of time or the giving of notice or both) constitute an Event of Default or that has had a Material Adverse Change;

(d)	provide to each Lender such other information respecting the business, operations, or property of Borrowers, financial or otherwise, as such Lender may reasonably request.

(e)
comply with, and require all of its subsidiaries, to comply with, all federal, state, and local laws and regulations, which are applicable to the operations and property of borrowers and maintain all related permits necessary for the ownership and operation of Borrowers’ property and business.

(f)
pay all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, such Borrower’s personal property, equipment and inventory (other than taxes the amounts of which are not material and do not constitute a Lien on such Borrower’s property that is not a Permitted Lien), except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP, have been set aside for the payment thereof.

(g)
at its own expense, maintain insurance (including, without limitation, comprehensive general liability and property insurance) with respect to the real and personal property of such Borrower in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any Governmental Authority, contracts to which each Borrower is a party, or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and otherwise in amounts and with carriers reasonably acceptable to the Lenders and the Lenders shall be named as the sole loss payee with respect to all insurance relating to loss of any Collateral and shall be included as an additional insured under each liability policy.

(h)	comply with all agreements with the Lenders under this Note.

(i)	comply with all applicable Laws in all material respects.

(j)	pay all material obligations as they become due.

(k)	permit the Lenders access to the Collateral and otherwise provide such information as the Lenders shall reasonably request.

(l)
use the net proceeds of the Note to pay fees, costs and expenses related to the Note, including interest and principal payments, to pay the cash consideration for acquisitions, including fees, costs and expenses related to such acquisitions, to pay dividends or make other distributions to Parent, and for general corporate purposes.

7.2	Restrictions. Each Borrower covenants and agrees that it shall not without the prior written consent of each of the Lenders:

(a)	permit any other Lien of any kind to attach to or be imposed upon any of the Collateral except for Permitted Liens.

(b)	incur any indebtedness other than Permitted Indebtedness and accounts payable incurred in the ordinary course on customary terms.

(c)	change its legal name, form of legal entity, or jurisdiction of organization.

(d)
make or pay or declare any dividends, return any capital, or make any other payment of cash or distribution of property on account of its equity interests, except for any such dividends or distributions made by one Borrower that are substantially concurrently invested in the common equity capital of, or contributed to the equity capital of, the other Borrower, and as set forth under Section 7.1(l) or purchase or acquire any of its own equity interests

(e)
operate outside the ordinary course of business consistent with past practice (it being understood and agreed that, for absence of doubt, the ordinary course of the Borrowers’ business consistent with past practice includes the consummation of acquisitions of broadcasting businesses and assets and related businesses and assets) or make any investment in, or acquire all or substantially all of the assets of any other person or entity (including, without limitation, any subsidiary) outside the ordinary course of business consistent with past practice (it being understood and agreed that, for absence of doubt, the ordinary course of the Borrowers’ business consistent with past practice includes the consummation of acquisitions of broadcasting businesses and assets and related businesses and assets).

(f)	permit or cause the sale of any assets of such Borrower or its subsidiaries, except as set forth on Schedule 7.2(e) hereto.

(g)
sell, transfer, lease, change the registration, if any, dispose of, attempt to dispose of, modify, amend or abandon the Collateral, including the FCC Licenses, except to the extent mandated by the FCC pursuant to a consent decree, agreement or order entered into with the FCC after the date of this Note and approved by the Lenders or otherwise applicable to other similarly situated holders of FCC Licenses; provided, however, that, the Borrowers may (i) change the registration (other than in connection with a sale or transfer), amend or modify FCC Licenses in the ordinary course of business consistent with past practice; (ii) change the registration (other than in connection with a sale or transfer), amend or modify an FCC License if such change of registration, amendment or modification would be reasonably expected to preserve or increase the value of such FCC License; (iii) abandon any FCC License which has a nominal value (taking into account the intended use of such License to any Borrower) or which is duplicative with other FCC Licenses owned by the Borrowers; or (iv) exchange an FCC License and any assets related to such FCC License with a fair market value not to exceed $5,000,000 for assets in an amount not less than the fair market value of the FCC License and related assets being exchanged, in the case of clause (iii) or (iv) if such transaction exceeds $100,000, as determined by the board of directors of the applicable Borrower.

(h)	in any single transaction or series of transactions, directly or indirectly (1) wind up its affairs, liquidate or dissolve or (2) be a party to any merger or consolidation.

(i)
enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates (other than transactions between the Borrowers); provided, that the restrictions in this Section 7.2(i) shall not apply to: (a) any transaction or series of transactions for fair value that is on terms no less favorable to such Borrower than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and in connection therewith such Borrower provide written notice to the Lenders at least 3 Business Days prior to the consummation of such transaction (which such notice shall include all material terms and conditions of such transaction), (b) any other transaction or series of transactions approved by Lenders and (c) the agreements set forth in Schedule 7.2(i) (to the extent performed in accordance with past practice).

7.3
Representations and Warranties. As an inducement for the transactions in connection with this Note, each Borrower shall cause the following representations and warranties to be true until the indebtedness under this Note is discharged in full:

(a)
Each Borrower is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which such Borrower does a material volume of business.

(b)
Each Borrower has full power and authority to execute and deliver this Note and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action of the board of directors of such Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of this Note, and each Borrower is in compliance with all Laws and regulatory requirements to which it is subject.

(c)	This Note constitutes the valid and legally binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms.

(d)
Except as disclosed to the Lenders in writing and acknowledged by the Lenders prior to the date of this Note as set forth on Schedule 7.3(d) hereto, (1) there is no action, claim, notice of violation, order to show cause, complaint, investigation, or proceeding involving any Borrower pending or, to the knowledge of any Borrower, threatened before any court or Governmental Authority, agency or arbitration authority that could result in a Material Adverse Change or (2) there is no material outstanding decree, decision, judgment, or order that has been issued by any court, Governmental Authority, agency or arbitration authority against such Borrower or its FCC Licenses.

(e)
There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of each Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on such Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Note.

(f)
Except as set forth on Schedule 7.3(f) hereto or as would not result in a Material Adverse Change, all taxes and assessments due and payable by each Borrower have been paid or are being contested in good faith by appropriate proceedings and such Borrower has filed all tax returns which it is required to file.

(g)	[Reserved].

(h)	Each Borrower’s chief executive office is located at its address for notice herein.

(i)
On the date of this Agreement, (i) the capitalization of each Borrower is as set forth on Schedule 7.3(h), which Schedule 7.3(h) shall also include the number of shares of common stock of each Borrower outstanding as of the date hereof. No Person has any right of first refusal, preemptive right, right of participation, or any similar right in respect of the capital stock of such Borrower or any subsidiary of either Borrower. Except as set forth on Schedule 7.3(h), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of common stock, or contracts, commitments, understandings or arrangements by which each Borrower or any of its subsidiaries is or may become bound to issue additional shares of common stock or Common Stock Equivalents (as defined below) (ii) all of the outstanding shares of capital stock of each Borrower are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, (iii) except as set forth on Schedule 7.3(h), there are no stockholders agreements, voting agreements or other similar agreements with respect to the such Borrower’s capital stock to which either Borrower is a party or, to the knowledge of either Borrower, between or among any of Borrowers’ stockholders, (iv) no Person has any right to cause either Borrower to effect the registration under the Securities Act of any securities of either Borrower or any of its subsidiaries and (v) neither Borrower has any subsidiaries.

8.	Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

8.1	Failure to Pay. The Borrowers fail to pay any principal amount of or interest on the Loan when due.

8.2
Breach of Covenants. Except for matters addressed in Sections 8.1, 8.3 or 8.4 hereof, the Borrowers fail to observe or perform any covenant, condition or agreement contained in this Note, or any other agreement with the Lenders, and such failure continues for thirty (30) days.

8.3
Bankruptcy. Either Borrower files a petition in bankruptcy or under any similar insolvency Law, makes of an assignment for the benefit of creditors, if any petition in bankruptcy or under any similar insolvency Law is filed against either Borrower and such petition is not dismissed within thirty (30) days after the filing thereof, or either Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

8.4
Judgments. One or more judgments, orders, decisions or decrees shall be entered against any Borrower and all of such judgments, orders, decisions or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

9.	Remedies.

9.1
Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender(s) holding a majority of the outstanding principal amount of the Note may at its option, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable, and/or (b) exercise any or all of its rights, powers or remedies under applicable Law, including, without limitation, the rights of a secured party under the UCC; provided, however that, if an Event of Default described in Section 8.3 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Lenders. The Borrowers waive demand, notice of Default or dishonor, notice of payment and nonpayment, notice of any Default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which the Borrowers are liable.

9.2
Other Rights. In addition to all other rights, options and remedies granted to the Lenders under this Note (each of which is also then exercisable by the Lenders), the Lenders may, upon the occurrence of an Event of Default, exercise any other rights granted to the Lenders under the UCC and any other applicable Law, including, without limitation, each and all of the following rights and remedies:

(a)
the right to take possession of, send notices, and collect directly the Collateral, with or without judicial process (including, without limitation the right to notify the United States postal authority to redirect all mail addressed to the Borrowers to an address designated by the Lenders).

(b)
by each Lender’s own means or with judicial assistance, enter the Borrowers’ premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and the Borrowers shall not resist or interfere with such action.

(c)	require the Borrowers at its expense to assemble all or any part of the Collateral and make it available to the Lenders at any place designated by the Lenders.

9.3
Notice of Sale; Non-Interference. The Borrowers hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. The Borrowers covenant and agree not to interfere with or impose any obstacle to a Lender’s exercise of its rights and remedies with respect to the Collateral after the occurrence of an Event of Default hereunder.

9.4	No Obligation. The Lenders shall have no obligation to prepare the Collateral for sale, including repair of damaged Collateral or completion of work in progress into finished goods for disposition.

9.5
Other Provisions. If the Lenders sell any of the Collateral upon credit, the Borrowers will only be credited with payments actually made by the purchaser thereof that are received by the Lenders. The Lenders may, in connection with any sale of the Collateral, specifically disclaim any warranties of title, possession, quiet enjoyment or the like. In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Lenders are legally entitled, the Borrowers shall be liable for the deficiency, together with interest thereon at the highest rate allowed by applicable Law for interest on overdue principal thereof or such other rate as shall be fixed by applicable Law, together with the costs of collection and the reasonable fees, costs, expenses and other charges of any attorneys employed by a Lender to collect such deficiency.

9.6
Order; Remedies Cumulative. The Lenders shall have the right to proceed against all or any portion of the Collateral in any order. All rights and remedies granted the Lenders hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Lenders may proceed with any number of remedies at the same time until all obligations under this Note are satisfied in full.

9.7
No Duties. The powers conferred on the Lenders in this Section 9 are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lenders shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

9.8
FCC Compliance. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith, no party hereto shall take any actions hereunder that would constitute or result in a transfer or assignment of any FCC License or a change of control over such FCC License requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. In addition, the parties acknowledge that the voting rights of any equity interests shall remain with the relevant Borrower thereof even upon the occurrence and during the continuance of an Event of Default until the FCC shall have given its prior consent to the exercise of stockholder rights by a purchaser at a public or private sale of such equity interests or the exercise of such rights by the Lenders or by a receiver, trustee, conservator or other agent duly appointed pursuant to applicable law.

10.	Indemnification.

10.1
Generally. The Borrowers hereby agree to indemnify and hold harmless the Lenders and its Affiliates, and each of their respective direct and indirect directors, managers, officers, members, beneficiaries, partners, employees, agents, advisors, representatives, attorneys, successors and assigns (each an “Indemnified Person”) to the fullest extent permitted by Law, against all expenses, liabilities and losses (including, but not limited to, attorney fees, judgments, fines, fees, excise taxes or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is a Lender to or equityholder of the Borrowers (or an Affiliate thereof) or in connection with, arising under, resulting from, or relating to this Note or the Loan, the use of proceeds of the Note by the Borrowers or their respective subsidiaries, or the Borrowers’ obligations hereunder, including, without limitation, claims of third parties. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Borrowers in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Borrowers. The right to indemnification and the advancement of expenses conferred in this Section 10.1 shall survive payment in full of this Note and shall not be exclusive of any other right which the Lenders may have or hereafter acquire under any statute, agreement, Law, or otherwise. This Section 10.1 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

10.2
Savings Clause. If this Section 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Borrowers shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 10 to the fullest extent permitted by any applicable portion of this Section 10 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

11.	Miscellaneous.

11.1	Notices.

(a)
All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing and shall be given by personal delivery or nationally recognized overnight courier, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrowers:
HC2 Station Group, Inc.
c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attn: Rebecca Hanson
HC2 LPTV Holdings, Inc.
c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attn: Rebecca Hanson

(ii)	If to the Lenders:
Great American Life Insurance Company and
Great American Insurance Company
c/o American Money Management Corporation
301 East Fourth Street
27th Floor
Cincinnati, Ohio 45202
Attn: Tom Keitel and Tim Shipp
With copies to:
Great American Insurance Company
c/o American Money Management Corporation
301 East Fourth Street
27th Floor
Cincinnati, Ohio 45202
Attn: John S. Fronduti and Mark A. Weiss

(b)	Notices are deemed received (i) when delivered, if personally delivered, (ii) on the next Business Day after tender for delivery if delivered by reputable overnight courier service.

11.2
Governing Law. THIS NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES WHICH WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK.

11.3
Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the state and federal courts located in the State of New York, County of New York, Borough of Manhattan and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against any Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Section 11.3 shall affect the right of the Lenders to (i) commence legal proceedings or otherwise sue the Borrowers in any other court having jurisdiction over the Borrowers or (ii) serve process upon the Borrowers in any manner authorized by the Laws of any such jurisdiction.

11.4
Venue. The Borrowers irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 11.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.5
Waiver of Jury Trial. EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

11.6
Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single instrument. This Note and the Agreement Re: Secured Notes, dated the date hereof, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

11.7
Costs. The Borrowers agrees to pay to the Lenders the costs and expenses (excluding, for the avoidance of doubt, net income and other taxes) incurred by the Lenders, including legal fees, in connection with (a) preparation, negotiation, and execution of this Note and any other documents executed in connection herewith, (b) the transactions contemplated by this Note, including, but not limited to amendments to this Note, and any other document executed in connection herewith, (c) monitoring a Lender’s rights with respect to the obligations under this Note, and (d) enforcement or collection of this Note or any rights hereunder, in each case, including reasonable attorneys’ fees, expenses, and court costs through all appellate proceedings.

11.8	Successors and Assigns; Participation.

(a)
This Note or any interest therein may be assigned by the Lenders to any Person who is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code, as amended; provided that, any such assignment or transfer shall be evidenced by the issuance of a new Note by the Borrowers in the name of the assignee or transferee with terms and conditions identical to those herein and reflecting the principal amount transferred thereto and recorded by a register retained by the Borrowers. If the entire principal amount of this Note is not transferred, a new Note in the name of the applicable Lender shall also be issued by the Borrowers reflecting the principal amount remaining after the transfer and recorded by the Borrowers in the register. The Borrowers may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Lenders. This Note shall inure to the benefit of, and be binding upon, the Borrowers and the Lenders’ assigns.

(b)
Each Lender may at any time, without the consent of, or notice to, the Borrowers, sell participations to any Person in all or a portion of such Lender’s rights and/or obligations under this Note (including all or a portion of its the Loan owing to it); provided that (i) such Lender’s obligations under this Note shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of this Note, and (iv) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Note, and (v) each Lender shall be obligated to issue participant notes and keep a participant register in a manner consistent with the obligations of the Borrowers under the first sentence of Section 11.8.

11.9
Waiver of Notice. The Borrowers hereby waive demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

11.10
Interpretation. For purposes of this Note: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.11
Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by all of the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

11.12	Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

11.13
No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of any Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.14
Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.15
Further Assurances. The Parties irrevocably (i) consent to the transactions contemplated hereby and (ii) shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all assurances as may reasonably be necessary or desirable to give effect to the terms of this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrowers have executed this Note as of the date first written above.
HC2 STATION GROUP, INC.
By:
    Name:    Ivan P. Minkov
    Title:    Chief Financial Officer

HC2 LPTV HOLDINGS, INC.
By:
    Name:    Ivan P. Minkov
    Title:    Chief Financial Officer

[Signature Page to Great American Secured Note]

Accepted and agreed:
GREAT AMERICAN LIFE
INSURANCE COMPANY
By:
    Name:    Mark F. Muething
    Title:    President

GREAT AMERICAN
INSURANCE COMPANY
By:
    Name:    Stephen C. Beraha
    Title:    Assistant Vice President

[Signature Page to Great American Secured Note]

ANNEX I
SCHEDULE OF LENDERS

Lender	Principal Amount
Great American Life Insurance Company	$4,500,000
Great American Insurance Company	$3,000,000

SCHEDULE 7.2(e)
PERMITTED ASSET SALES
None.

SCHEDULE 7.2(i)
EXCLUDED AGREEMENTS
(1)    Shared Services Agreement, dated December 13, 2017, by and among HC2 Broadcasting Holdings Inc., HC2 Broadcasting Inc., HC2 LPTV Holdings, Inc., HC2 Station Group, Inc. and HC2 Network Inc.

SCHEDULE 7.3(d)
ACTIONS, ORDERS, PROCEEDINGS, INVESTIGATIONS

(1)	DTV America Corp., et al., Order and Consent Decree, 32 FCC Rcd 9129 (MB Oct. 31, 2017);[1]

(2)	Mako Communications LLC, Order and Consent Decree, 31 FCC Rcd 112 (MB Jan. 13, 2016);[2]

(3)	Una Vez Mas Las Vegas License, LLC Licensee of KHDF-CA, Las Vegas, NV Facility Id No. 66807, Forfeiture Order, 22 FCC Rcd 6355 (EB Mar. 28, 2007).[3]

____________________________________________________

1
The Parties to the Order and Consent Decree include DTV America Corporation, King Forward, Inc., Tiger Eye Broadcasting Corporation, and Tiger Eye Licensing, LLC, as licensees, and HC2 Broadcasting Inc. and HC2 Broadcasting License Inc., as proposed assignees/transferees and successors-in-interest. The Parties agreed to implement a compliance plan for three years (i.e. until October 31, 2020). The FCC authorizations subject to the Consent Decree are listed in Appendix A to the Consent Decree.

2
Mako Communications LLC (“Mako”), predecessor-in-interest to HC2 LPTV Station Group, entered into a Consent Decree with the FCC’s Media Bureau to resolve alleged violations of the FCC’s public inspection file rules by station KNBX-CD (FID 33819). Mako and its successors-in-interest agreed to implement a compliance plan for two years (i.e., until January 13, 2018) under the terms of the Consent Decree. The requirements of this Order and Consent Decree have likely been satisfied or expired but are noted here out of an abundance of caution.

3
The FCC found Una Vez Mas Las Vegas License, LLC, predecessor-in-interest to HC2 Station Group, liable for a monetary forfeiture in the amount of $6,400 for willful and repeated violation of section 73.3526 of the FCC’s rules by KHDF-CA (FID 66807). The requirements of this Order and Consent Decree have likely been satisfied or expired but are noted here out of an abundance of caution.

SCHEDULE 7.3(f)
TAXES
None.

SCHEDULE 7.3(g)
[Reserved]

SCHEDULE 7.3(h)
CAPITALIZATION
HC2 Station Group, Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Intermediate Holdings Inc.	100	100%

Total Issued	100	100.00%

HC2 LPTV Holdings, Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Intermediate Holdings Inc.	100	100%

Total Issued	100	100.00%

Schedule I:
Fee Payable to the Lenders

0.75% of the aggregate principal amount of the Original Secured Note ($262,500.00)

Sch-1